EXHIBIT (a)(1)(A)
Offer to Purchase for Cash
Up to 75,000,000 Shares of its Common Stock
at a Purchase Price not greater than $38.75
nor less than $35.00 per Share
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 28, 2007, UNLESS THE OFFER IS EXTENDED.
     National City Corporation, a Delaware corporation (the “Company,” “National City,” “we” or “us”), invites our stockholders to tender up to 75,000,000 shares of our common stock, $4.00 par value per share (the “Shares”), for purchase by us at a price not greater than $38.75 nor less than $35.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 75,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.
     Only Shares properly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering stockholder at our expense promptly following the Expiration Date (as defined in the Introduction). See Section 3.
     We reserve the right, in our sole discretion, to purchase more than 75,000,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 14.
     The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions. See Section 7.
     The Shares are listed and traded on the New York Stock Exchange under the symbol “NCC.” On January 24, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $36.76 per Share. Stockholders are urged to obtain current market quotations for the Shares. See Section 8.
     Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary are making any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the price at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer To Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.
     Our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 11.
     Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, and Lehman Brothers Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.
Dealer Manager
Lehman Brothers Inc.
January 26, 2007

IMPORTANT
      If you wish to tender all or any part of your Shares, you must do one of the following before the Offer expires at Midnight, New York City time, on Wednesday, February 28, 2007 or any later time to which the Offer may be extended:

•	If you hold certificates in your own name, follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with the certificates evidencing your Shares and any other documents required by the Letter of Transmittal, to National City Bank, the Depositary.

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender the Shares for you.

•	If you are an institution participating in The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3.

•	If you hold Shares through the National City Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “National City DRP Plan”), follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with any documents required by the Letter of Transmittal, to National City Bank, the Depositary and the fiduciary of the National City DRP Plan.

•	If you hold Shares through the National City Corporation Employee Stock Purchase Plan (the “ESPP”), you must follow the separate instructions and procedures described in Section 3 by completing a “National City Corporation Employee Stock Purchase Plan Letter of Transmittal” (an “ESPP Letter of Transmittal”) in accordance with the instructions set forth therein and deliver it, along with any other documents required by the ESPP Letter of Transmittal to National City Bank, the Depositary and the fiduciary of the ESPP (the “ESPP Fiduciary”).

•	If you hold Shares through the Harbor Federal Savings Bank Employee Stock Ownership Plan (the “Harbor ESOP”), you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Ownership Plan” to First Bankers Trust Services, Inc., the fiduciary of the plan (“First Bankers Trust”), at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time on Friday, February 23, 2007). If First Bankers Trust has not received a participant’s instructions at least three business days prior to the Expiration Date, First Bankers Trust will not tender any Shares held on behalf of that participant.

•	If you hold Shares through the Savings Plan for Employees of Fidelity Federal Bank and Trust (the “Fidelity Federal 401(k) Plan”), you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the “Letter to Participants in the Savings Plan for Employees of Fidelity Federal Bank and Trust” to Standard Retirement Services, Inc. (“Standard”), which is acting as tabulator of tendered Shares for Charles Schwab Trust Company, the fiduciary of the plan (“Schwab”), at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time on Friday, February 23, 2007). If Standard has not received a participant’s instructions at least three business days prior to the Expiration Date, Schwab will not tender any Shares held on behalf of that participant.

•	If you are a participant in the Fidelity Federal Bank and Trust Employee Stock Ownership Plan (the “Fidelity Federal ESOP”), you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the “Letter to Participants in the Fidelity Federal Bank and Trust Employee Stock Ownership Plan” to Standard, which is acting as tabulator of tendered Shares for Schwab, the fiduciary of the plan, at least three business days prior to the Expiration Date

(which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time on Friday, February 23, 2007). If Standard has not received a participant’s instructions at least three business days prior to the Expiration Date, Schwab will not tender any Shares held on behalf of that participant.

•	If you are invested in Shares through the National City Corporation Stock Fund (the “Stock Fund”) under either the National City Corporation Savings and Investment Plan (the “National City SIP”) or the Wayne Bancorp & Affiliates, Inc. 401(k) and Profit Sharing Plan (the “Wayne Bancorp 401(k) Plan”), do not take any action with respect to such Shares within the Stock Fund. United States Trust Company (“U.S. Trust”), the independent fiduciary under each of those plans, has the sole discretion to determine whether to tender the Shares within the Stock Fund of each of those plans. U.S. Trust has not informed us whether it intends to tender any of the Shares within the Stock Funds of National City SIP or the Wayne Bancorp 401(k) Plan.

      Any stockholder who desires to tender Shares and whose certificates for the Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to the required date for such delivery must tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3.
      To properly tender Shares, other than Shares you hold in the ESPP, Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP or the Wayne Bancorp 401(k) Plan, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering Shares.
      If you wish to maximize the chance that your Shares will be purchased at the Purchase Price determined by us, you should check the box in the section on the Letter of Transmittal or the applicable Instruction Form captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could have the effect of decreasing the purchase price determined by us which may result in your Shares being purchased at the minimum price of $35.00 per Share.
      We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.
      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or as to the purchase price at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Manager.

SUMMARY TERM SHEET
      We are providing this summary of the terms of the Offer for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
Who is offering to purchase Shares?
      National City Corporation, a Delaware corporation.
What is the purpose of the Offer?
      In determining to proceed with the Offer, our Board of Directors and management have reviewed a variety of alternatives for using the Company’s available financial resources. The Board considered the Company’s strategic plan, capital position, free cash flow and dividend policy, the market price of the common stock, as well as the Company’s potential acquisitions, operations, strategy and expectations for the future. Based upon this review, the Board has determined that the tender offer is a prudent and an effective way to provide value to our stockholders. See Section 2.
      Our Board of Directors believes the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales.
What will the purchase price for the Shares be and what will be the form of payment?
      We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $35.00 to $38.75 per Share. We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 75,000,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. For purposes of determining the Purchase Price, those Shares that are tendered by stockholders agreeing to accept the Purchase Price determined in the Offer below will be deemed to be tendered at the minimum price of $35.00 per Share. All Shares that we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the purchase price we determine. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could have the effect of decreasing the purchase price determined by us which may result in your Shares being purchased at the minimum price of $35.00 per Share. If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the expiration of the Offer (as defined in the Introduction). Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See “Introduction” and Section 1.
How many Shares will be purchased?
      We will purchase 75,000,000 Shares in the Offer, or such lesser number of Shares as are properly tendered. The 75,000,000 Shares represent approximately 12% of our outstanding common stock as of December 31, 2006. If more than 75,000,000 Shares are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 Shares, but not including any Shares held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP or the Wayne Bancorp 401(k) Plan), which will be purchased on a priority basis. We also expressly reserve the right to purchase additional Shares in an amount equal to up to 2.0% of the outstanding Shares, and could decide to purchase more Shares, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of Shares being tendered by stockholders. See Section 1.
How will National City pay for the Shares?
      We will need a maximum of approximately $2,906,250,000 to purchase 75,000,000 Shares, assuming the price paid per Share is $38.75. We anticipate that we will pay for the Shares tendered in the Offer, as well as pay related fees and expenses, from our cash on hand and short-term investments.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
      We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14 for a more detailed discussion of the extension and amendment of the Offer. We can also terminate the Offer under certain circumstances. See Section 7.
How will I be notified if the Offer is extended or amended?
      If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.
How long do I have to tender my Shares?
      Unless you are a participant in the Harbor ESOP, the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP, you may tender your Shares until the Offer expires. If you are a participant in the Harbor ESOP, the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP, you may deliver instructions regarding your Shares to First Bankers Trust or Standard, as applicable, at any time until three business days prior to the expiration of the Offer. The Offer will expire on Wednesday, February 28, 2007, at Midnight, New York City time, unless we extend the Offer. Therefore, unless the Offer is extended, participants in the Harbor ESOP, the Fidelity Federal 401(k) Plan and the Fidelity Federal ESOP will be required to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007. We may choose to extend the Offer at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “Introduction” and Sections 1 and 15.
Are there any conditions to the Offer?
      Yes. Our obligation to accept and pay for your tendered Shares depends upon a number of conditions, including:

•	No significant decrease in the price of our common stock, or in the price of equity securities generally, and no significant adverse changes in the U.S. stock markets or credit markets, shall have occurred during the Offer;

•	No legal action shall be pending, or shall have been threatened or taken, that might adversely affect the Offer;

•	No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us;

•	No material change in our business, condition (financial or otherwise), assets, income, operations, financial condition, prospects or stock ownership of us shall have occurred during the Offer;

•	No one (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before January 24, 2007). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; and

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors.
      For more information on these and other conditions to the Offer, see Section 7.
Following the Offer, will National City Corporation continue as a public company?
      We do not believe the completion of the Offer in accordance with its conditions will cause National City to be delisted from the New York Stock Exchange (the “NYSE”) or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.
How do I tender my Shares?
      To tender your Shares, unless you are a participant in the Harbor ESOP, the Fidelity Federal ESOP, the Fidelity Federal 401(k) or the ESPP, prior to Midnight, New York City time, on Wednesday, February 28, 2007, unless the Offer is extended:

•	You must deliver the certificate(s) evidencing your Shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this Offer to Purchase; or

•	The Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in Section 3), in the case of a book-entry transfer; or

•	The Depositary must receive a confirmation of receipt of your Shares through the Automated Tender Offer Program and specific acknowledgement that you agree to the terms of, and to be bound by, the Letter of Transmittal; or

•	You must comply with the guaranteed delivery procedure outlined in Section 3.
      If you are a participant in the Harbor ESOP, and you wish to tender any of your Shares held in the Harbor ESOP, you must follow the separate instructions and procedures described in Section 3 by returning the Instruction Form in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Ownership Plan” to First Bankers Trust at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007). If First Bankers Trust has not received a participant’s instructions at least three business days prior to the Expiration Date, First Bankers Trust will not tender any Shares held on behalf of that participant. First Bankers Trust, as trustee, is required to tender in the Offer as many Shares as it receives instructions from participants to tender. Further, First Bankers Trust is prohibited from selling Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s direction to tender will be deemed to have been withdrawn. First Bankers Trust will tender Shares in the Harbor ESOP that have not been allocated to an individual participant account in the same proportion as Shares are tendered pursuant to Shares for which it receives participant instructions, unless otherwise required by applicable law.
      If you are a participant in the Fidelity Federal ESOP, and you wish to tender any of your Shares held in the Fidelity Federal ESOP, you must follow the separate instructions and procedures described in Section 3 by returning the Instruction Form in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Ownership Plan” to Standard, which is acting as tabulation agent for Schwab, the trustee of the plan, at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007). If Standard has not received a participant’s instructions at least three business days prior to the Expiration Date, Schwab will not tender any Shares held on behalf of that participant. Schwab, as trustee, is required to tender in the Offer as many Shares as it receives instructions from participants to tender. Further, Schwab is prohibited from selling Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s direction to tender will be deemed to have been withdrawn. Schwab will tender Shares in the Fidelity Federal ESOP that have not been allocated to an individual participant account in the same proportion as Shares are tendered pursuant to Shares for which it receives participant instructions, unless otherwise required by applicable law.
      If you are a participant in the Fidelity Federal 401(k) Plan, and you wish to tender any of your Shares held in the Fidelity Federal 401(k) Plan, you must follow the separate instructions and procedures described in Section 3 by returning the Instruction Form in the “Letter to Participants Savings Plan for Employees of Fidelity Federal Bank and Trust” to Standard, which is acting as tabulation agent for Schwab, the trustee of the plan, at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007). If Standard has not received a participant’s instructions at least three business days prior to the Expiration Date, Schwab will not tender any Shares held on behalf of that participant. Schwab, as trustee, is required to tender in the Offer as many Shares as it receives instructions from participants to tender. Further, Schwab is prohibited from selling Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s direction to tender will be deemed to have been withdrawn.
      If you are a participant in the ESPP, and you wish to tender any of your Shares held in the ESPP, you must follow the separate instructions and procedures described in Section 3 by completing an ESPP Letter of Transmittal in accordance with the instructions and deliver it, along with any other documents required by the ESPP Letter of Transmittal, to the Depositary. If the Depositary has not received an ESPP Letter of Transmittal in respect of your Shares held in the ESPP prior to Midnight, New York City time, on Wednesday, February 28, 2007, unless the offer is extended, the Depositary will not tender any Shares on your behalf.
      You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager are set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, can I withdraw my tendered Shares?
      Yes. You may withdraw your tendered Shares at any time before Midnight, New York City time, on Wednesday, February 28, 2007, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. Notwithstanding the foregoing, if you are a participant in the Harbor ESOP, the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP, your notice of withdrawal must be received by First Bankers Trust or Standard, as applicable, at least three business days before the Expiration Date in accordance with the instructions set forth in the letters sent separately to the participants in such plans. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after Midnight, New York City time, on Monday, March 26, 2007. See Section 4.
How do I withdraw Shares I previously tendered?
      You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates evidencing the Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Participants in the Harbor ESOP, the Fidelity Federal 401(k) and the Fidelity Federal ESOP who wish to withdraw their Shares must follow the instructions found in the “Letter to Participants” sent to the participants in such plans separately. Participants in the ESPP who wish to withdraw their Shares must follow the instructions found in the ESPP Letter of Transmittal. See Section 4.
In what order will tendered Shares be purchased?
      First, we will purchase Shares from all holders of “odd lots” of less than 100 Shares (not including any Shares held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP or the Wayne Bancorp 401(k) Plan) who properly tender all of their Shares at or below the Purchase Price selected by us. Second, after purchasing all Shares from the “odd lot” holders, we will purchase Shares from all other stockholders (including participants in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP and the Wayne Bancorp 401(k) Plan) who properly tender Shares at or below the Purchase Price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6. Third, if necessary to permit us to purchase 75,000,000 Shares (or such greater number of Shares as we elect to purchase in accordance with applicable SEC rules), Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us will be selected for purchase by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, all of the Shares that you tender in the Offer may not be purchased even if they are tendered at or below the Purchase Price selected by us. See Section 1.
Can I tender Shares in the Offer subject to the condition that a specified minimum number of Shares must be purchased?
      Yes, you may tender your Shares subject to this condition by following the procedures described in Section 6.
What do National City and its Board of Directors think of the Offer?
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, Information Agent or Depositary are making any recommendation as to whether you should tender or refrain from tendering your Shares or at what price you should tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor. See Section 2.

If I decide not to tender, how will the Offer affect my Shares?
      Stockholders who choose not to tender will own a greater percentage interest in the Company following the consummation of the Offer. See Section 2.
Will National City’s directors and executive officers tender Shares in the Offer?
      Our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 11.
When and how will National City pay me for the Shares I tender?
      We will pay the Purchase Price, in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Sections 1 and 5. If your Shares are held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP or the ESPP, payment will be deposited with and invested in the applicable plan according to requirements of that plan.
What is the recent market price of the Shares?
      On January 24, 2007, the last full trading day before the announcement of the Offer, the last reported price per Share on the NYSE was $36.76. You are urged to obtain current market quotations for your Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8.
Will I have to pay brokerage commissions if I tender my Shares?
      If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commission. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your nominee to determine whether any transaction costs may apply. See the Introduction and Section 3.
What are the U.S. federal income tax consequences if I tender my Shares?
      Generally, if you do not hold Shares through the Harbor ESOP, the Fidelity Federal ESOP or the Fidelity Federal 401(k), you will be subject to U.S. federal income taxation when you receive payment from us in exchange for the Shares you tender. Your receipt of payment for your tendered Shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. Generally, if you are a participant in the Harbor ESOP, the Fidelity Federal ESOP or the Fidelity Federal 401(k), tendering your Shares will not cause an immediate U.S. Federal income tax consequence. See Section 13.
Will I have to pay stock transfer tax if I tender my Shares?
      If you instruct the Depositary in the related Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
      Our Board of Directors previously authorized us to acquire, in open market or other repurchase transactions, such additional number of Shares, if any, as is necessary to enable us to repurchase an aggregate of up to 43,465,400 Shares with a value of up to approximately $1,900,000,000 (the “Existing Repurchase Program”). However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least 10 business days after the Expiration Date. Accordingly, any such additional repurchases pursuant to the Existing Repurchase Program or otherwise outside of the Offer may not be consummated until at least 10 business days after the Expiration Date. See Section 2.

Whom do I contact if I have questions about the Offer?
      Questions and requests for assistance may be directed to Georgeson Inc., our Information Agent, and Lehman Brothers Inc., the Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.
FORWARD-LOOKING STATEMENTS
      This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain statements that are not limited solely to historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases, such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “will,” “estimates,” “may,” “could” and “should.” These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and stockholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to, management’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Company’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies, as well as the following:

•	The number of Shares tendered and the price at which the Company determines to purchase Shares in the Offer;

•	Availability of cash on hand and short-term investments to fund the purchase of tendered Shares;

•	Fluctuations in the market value of the Company’s common stock;

•	Other risk factors detailed in the Company’s filings with the SEC.
      We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase. Notwithstanding any statement in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Common Stock:
      National City Corporation, a Delaware corporation, invites our stockholders to tender Shares of our common stock, $4.00 par value per Share, for purchase by us. We are offering to purchase up to 75,000,000 Shares at a price not greater than $38.75 nor less than $35.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest.
      We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 75,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.
      The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer. This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
      The Offer will expire at Midnight, New York City time, on Wednesday, February 28, 2007, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the Offer will remain open.
      Only Shares properly tendered at prices at or below the Purchase Price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price selected by us will not be purchased if more than the number of Shares we seek are tendered. We will return any Shares tendered at prices in excess of the Purchase Price that we select and Shares we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.
      We reserve the right, in our sole discretion, to purchase more than 75,000,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.
      The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions. See Section 7.
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary are making any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the price at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.
      Our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 11.
      If, at the Expiration Date, more than 75,000,000 Shares (or such greater number of Shares as we may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy Shares:

•	First, from all Odd Lot Holders (as defined in Section 1), excluding any Shares held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP or the Wayne Bancorp 401(k) Plan, who properly tender all of their Shares at or below the Purchase Price;

•	Second, on a pro rata basis from all other stockholders (including participants in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP and the Wayne Bancorp 401(k) Plan) who properly tender their Shares at or below the Purchase Price, other than stockholders who tender conditionally at or below the Purchase Price and whose conditions are not initially satisfied; and

•	Third, by random lot, from stockholders who have tendered their Shares conditionally (for which the condition was not initially satisfied) at or below the Purchase Price.

      See Sections 1 and 6 for additional information concerning priorities and proration procedures.
      The Purchase Price will be paid net to the tendering stockholder in cash less any applicable withholding taxes, without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on our purchase of Shares in the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or U.S. Internal Revenue Service (“IRS”) Form W-8BEN obtained from the Depositary, whichever is applicable, may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 for other United States federal income tax withholding considerations relevant to tendering Non-United States Holders.
      Participants in the Harbor ESOP may tender any of their Shares held in the plan by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Ownership Plan” to First Bankers Trust at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007). If First Bankers Trust has not received a participant’s instructions at least three business days prior to the Expiration Date, First Bankers Trust will not tender any Shares held on behalf of that participant.
      Participants in the Fidelity Federal 401(k) Plan may tender any of their Shares held in the plan by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the Savings Plan for Employees of Fidelity Federal Bank and Trust” to Standard, which is acting as acting as tabulator of tendered Shares for Schwab, the trustee of the plan, at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007). If Standard has not received a participant’s instructions at least three business days prior to the Expiration Date, Schwab will not tender any Shares held on behalf of that participant.
      Participants in the Fidelity Federal ESOP may tender any of their Shares held in the plan by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the Fidelity Federal Bank and Trust Employee Stock Ownership Plan” to Standard, which is acting as acting as tabulator of tendered Shares for Schwab, the trustee of the plan, at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than Midnight, New York City time, on Friday, February 23, 2007). If Standard has not received a participant’s instructions at least three business days prior to the Expiration Date, Schwab will not tender any Shares held on behalf of that participant.
      As of December 31, 2006, we had 632,381,603 issued and outstanding Shares, and 43,014,406 Shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 75,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 12% of our Shares outstanding as of December 31, 2006. The Shares are listed and traded on the NYSE under the symbol “NCC.” On January 24, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $36.76 per Share. Stockholders are urged to obtain current market quotations for the Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8.

THE OFFER

1.	Terms Of The Offer
      Upon the terms and subject to the conditions of the Offer, we will purchase 75,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4 on or before the Expiration Date, at prices not greater than $38.75 nor less than $35.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest.
      In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (2) specify the price, not greater than $38.75 nor less than $35.00 per Share (in increments of $0.25), at which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices. We will select the lowest purchase price specified by stockholders that will allow us to buy 75,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price.
      Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.
      We reserve the right to purchase more than 75,000,000 Shares in the Offer, subject to certain limitations and legal requirements. In accordance with applicable regulations of the SEC, we may purchase in the Offer an additional number of Shares not to exceed 2.0% of the outstanding Shares (approximately 12,650,500 Shares as of December 31, 2006) without amending or extending the Offer. See Section 14.
      In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price on or before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.
      If we (1) increase the price that may be paid for Shares above $38.75 per Share or decrease the price that may be paid for Shares below $35.00 per Share, (2) materially increase the Dealer Manager’s fee, (3) increase the number of Shares that we may purchase in the Offer by more than 2.0% of our outstanding Shares or (4) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14.
      The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions. See Section 7.
      Priority of Purchases. If more than 75,000,000 Shares (or such greater number of Shares as we may elect to purchase) have been properly tendered at prices at or below the Purchase Price selected by us and not properly withdrawn on or before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares (other than any Shares held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP and the Wayne Bancorp 401(k) Plan) tendered by any Odd Lot Holder (as defined below), who:

(1) tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by us (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

(2) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered (including any Shares held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP and the Wayne Bancorp 401(k) Plan) at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, based on the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of all Shares tendered (other than those tendered by Odd Lot Holders which are given priority as described above). This ratio will be applied to stockholders tendering their Shares to determine the number of Shares that will be purchased from each tendering stockholder in the Offer.

•	Third, if necessary to permit us to purchase 75,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.
      As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all of the Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares from the tendering stockholder, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Purchase Price.
      Odd Lots. The term “Odd Lots” means all Shares (other than any Shares held in the Harbor ESOP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the National City SIP or the Wayne Bancorp 401(k) Plan) that are tendered by stockholders at prices at or below the Purchase Price selected by us (an “Odd Lot Holder”) who own beneficially or of record an aggregate of fewer than 100 Shares and so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder which holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares in the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
      We also reserve the right, but will not be obligated, to purchase all Shares properly tendered by any stockholder who tenders any Shares owned beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 Shares. If we exercise this right, we will increase the number of Shares that we are offering to purchase in the Offer by the number of Shares purchased through the exercise of the right, and to the extent required by applicable law, extend the Offer.

      Proration. If proration of tendered Shares is required, we will determine the Proration Factor promptly following the Expiration Date. The “Proration Factor” shall be equal to the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of Shares tendered by all stockholders (including participants in the Harbor ESOP, the Fidelity Federal 401(K) Plan, the Fidelity Federal ESOP, the National City SP and the Wayne Bancorp 401(K) Plan), other than Odd Lot Holders, at or below the Purchase Price selected by us. Proration will also be subject to the procedures described above under “Priority of Purchases.” Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final Proration Factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
      As described in Section 13, the number of Shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.
      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose Of The Offer; Certain Effects Of The Offer
      Purpose of the Offer. We intend to purchase up to 75,000,000 Shares in the Offer, representing approximately 12% of our Shares outstanding as of December 31, 2006. Since October 2005, we have repurchased in the open market 34,831,800 Shares for an aggregate of approximately $1,200,000,000. The Offer is in addition to the Existing Repurchase Program pursuant to which we are authorized to purchase 43,465,400 Shares for a maximum cost of approximately $1,900,000,000.
      In determining to proceed with the Offer, our Board of Directors has reviewed, with the assistance of management, a variety of alternatives for using the Company’s available financial resources. Our Board of Directors considered, with the assistance of management, the Company’s strategic plan, capital position, free cash flow and dividend policy and the market price of the common stock, as well as the Company’s operations, strategy and expectations for the future.
      In determining the number of Shares to purchase in the Offer, our Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, the current market prices of our Shares, our desire for future financial flexibility, and the attractiveness of the Offer to our stockholders. Our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.
      Based on this review, the Board has determined that the Offer is a prudent and an effective way to provide value to our stockholders. In particular, our Board of Directors believes the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales.
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary are making any recommendation to stockholders as to whether to tender or refrain from tendering their Shares or as to the price at which stockholders should tender their Shares, and none of them have authorized any person to make any recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many Shares to tender and the price or prices at which to tender them. We have been advised that our directors and executive officers do not intend to tender their Shares pursuant to the Offer. See Section 11.
      Potential Benefits of the Offer. The Company believes the Offer may provide several benefits to the Company and its stockholders, including:

•	After the Offer is completed, the Company believes that its anticipated financial condition and cash flow from operations will allow the Company adequate financial resources to fund future dividends and capital expenditures; and

•	If we complete the Offer, we will return cash to our stockholders who elect to receive a return of capital, while stockholders who do not tender will increase their percentage ownership in the Company.
      Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to the Company and its continuing stockholders, including:

•	By decreasing our cash on hand and short-term securities in order to pay for tendered Shares, the Offer could reduce our ability to engage in significant cash acquisitions, could reduce our ability to cover existing contingent or other future liabilities or otherwise impair our liquidity during periods of increased capital or operating expenses. There can be no assurance that we would be able to raise debt or equity financing in the future;

•	The Offer, if subscribed to in full, will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets. This reduction in our public float could result in a lower stock price and/or reduced liquidity in the trading market for our common stock following completion of the Offer; and

•	In addition, if any Shares are accepted in the Offer, the number of outstanding Shares remaining will decrease and effectively give option holders a greater percentage ownership interest in the Company on a fully-diluted basis.
      Certain Effects of the Offer. Upon the completion of the Offer, non-tendering stockholders will own a greater percentage interest in the Company. Assuming that 75,000,000 Shares are purchased in response to the Offer and that our directors and executive officers do not tender any Shares, the relative percentage of Shares beneficially owned by our directors and executive officers in the aggregate will increase from approximately 2.1% to approximately 2.3%. If any of the directors and executive officers ultimately elect to tender Shares in the Offer, their proportional holdings may significantly decrease.
      As further described in Section 9 below, we anticipate that we will pay for the Shares tendered in the Offer, as well as pay related fees and expenses, from our cash on hand and short-term investments.
      After the Offer is completed, we believe that our expected cash flow from operations and capital markets will be adequate for our expected liquidity needs. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to the Company and its stockholders. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability and/or cost of external financial resources.
      Non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional Shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.
      In addition to its approval of the Offer, our Board of Directors has previously authorized us to acquire pursuant to the Existing Repurchase Program, an aggregate of up to 43,465,400 Shares with a value of up to approximately $1,900,000,000. However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least 10 business days after the Expiration Date. Accordingly, any such additional repurchases pursuant to the Existing Repurchase Program or otherwise, outside of the Offer may not be consummated until at least 10 business days after the Expiration Date. Although we currently have no other plans to do so, we may, in the future, decide to purchase additional Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer.
      Shares that we acquire in the Offer will be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under the National City Corporation Long-Term Cash and Equity Incentive Plan, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the issuance of Shares purchased in the Offer.
      Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.
      Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	our ceasing to be authorized to be quoted on the NYSE;

•	our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

3.	Procedures For Tendering Shares
      Proper Tender of Shares. For Shares not held by plan participants in the Harbor ESOP, the Fidelity Federal ESOP, the Fidelity Federal 401(k) Plan and the ESPP to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent’s Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.
      Stockholders, other than participants in the Harbor ESOP, Fidelity Federal ESOP, Fidelity Federal 401(k) Plan and the ESPP, that desire to tender Shares in the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.
      Stockholders that are participants in the Harbor ESOP, the Fidelity Federal ESOP or the Fidelity Federal 401(k) Plan and desire to tender Shares in the Offer must either (1) check the box in the section of the applicable Instruction Form captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the applicable Instruction Form captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the applicable Instruction Form.
      Stockholders who are participants in the ESPP must either (1) check the box in the section of the ESPP Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the ESPP Letter of Transmittal or the applicable Instruction Form captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the ESPP Letter of Transmittal.
      If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box captioned “Shares Tendered At Price Determined Pursuant To The Offer.” Note that this election could have the effect of decreasing the purchase price determined by us which may result in the tendered Shares being purchased at the minimum price of $35.00 per Share.
      If tendering stockholders wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A stockholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In the event a stockholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable. See Section 4.

      Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.
      Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply.
      Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(a) The Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(b) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.
      If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to (or Shares not purchased or tendered are to be issued to) a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
      In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, or the specific acknowledgment, in the case of a tender through the Automated Tender Offer Program, of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.
      The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, we recommend that stockholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
      Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed.
      Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

      The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
      Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the Shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that stockholder.
      Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the certificates evidencing those Shares are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery;

(3) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery; and

(4) as to any tender of Shares which are to be acquired by employees upon exercise of stock options, the Company itself may elect to guarantee delivery of such Shares if and to the extent such Shares are purchased in the Offer.
      Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
      Procedures for Participants in the Harbor Federal Savings Bank Employee Stock Purchase Plan. A participant in the Harbor ESOP may instruct First Bankers Trust to tender some or all of the Shares allocated to a participant’s account by completing the Instruction Form in accordance with the instructions in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Purchase Plan” furnished separately and returning it to First Bankers Trust in accordance with those instructions. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with Shares. Participants in the Harbor ESOP cannot use the Letter of Transmittal to direct the tender of Shares held under the plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the Harbor ESOP who also hold Shares outside of the plan, however, must use the Letter of Transmittal to tender Shares held outside of the plan and must complete the Instruction Form according to the instructions in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Purchase Plan” for Shares held under the plan. The Harbor ESOP is prohibited by law from selling Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s tender will be deemed to have been withdrawn.
      The proceeds received by the Harbor ESOP from any tender of Shares from a participant’s plan account will be invested pursuant to the requirements of the plan.
      Participants in the Harbor ESOP are urged to read the separate “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Purchase Plan” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any Shares from a participant’s plan account.
      Procedures for Participants in the Savings Plan for Employees of Fidelity Federal Bank and Trust and the Fidelity Bank and Trust Employee Stock Ownership Plan. A participant in the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP may instruct Standard, which is acting as tabulator of tendered Shares for Schwab, to tender some or all of the Shares allocated to a participant’s account by completing the Instruction Form in accordance with the instructions in the “Letter to Participants” furnished separately to participants in those plans and returning it to Standard in accordance with those instructions. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with Shares. Participants in the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP cannot use the Letter of Transmittal to direct the tender of Shares held under the plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP who also hold Shares outside of the plan, however, must (i) use the Letter of Transmittal to tender Shares held outside of the plan and (ii) complete the Instruction Form according to the instructions in the “Letter to Participants” for Shares held under the Fidelity Federal 401(k) Plan or the Fidelity Federal ESOP, as the case may be. The Fidelity Federal 401(k) Plan and the Fidelity Federal ESOP are prohibited by law from selling Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s tender will be deemed to have been withdrawn.
      The proceeds received by the Fidelity Federal 401(k) Plan and the Fidelity Federal ESOP are from any tender of Shares from a participant’s plan account will be invested in accordance with the participant’s instructions and the requirements of the applicable plan.
      Participants in the Fidelity Federal 401(k) Plan are urged to read the separate “Letter to Participants in the Savings Plan for Employees of Fidelity Federal Bank and Trust” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any Shares from a participant’s plan account.
      Procedures for Participants in the National City Corporation Employee Stock Purchase Plan. A participant in the ESPP may instruct the Depositary to tender all or some of the Shares held in the participant’s account by completing an ESPP Letter of Transmittal in accordance with the instructions and deliver it, along with any other documents required by the ESPP Letter of Transmittal, to the Depositary. Participants in the ESPP cannot use the general Letter of Transmittal to direct the tender of Shares held under the plan, but must use the ESPP Letter of Transmittal. Participants in the ESPP who also hold Shares outside of the plan, however, must use the general Letter of Transmittal to tender Shares held outside of the plan and must use the ESPP Letter of Instruction for Shares held in the plan. The ESPP is prohibited by law from selling Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares will be tendered and a participant’s tender will be deemed to have been withdrawn.
      The proceeds received by the ESPP from any tender of Shares from a participant’s plan account will be invested in accordance with the requirements of the ESPP.
      Participants in the ESPP are urged to read the separate ESPP Letter of Transmittal and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any Shares from a participant’s plan account.
      Procedures for Participants in the National City Corporation Savings and Investment Plan. A participant in the National City SIP should not take any action with respect to Shares held through the National City SIP. U.S. Trust, the independent trustee of the National City SIP, has the sole discretion to determine whether to tender the Shares held in the National City SIP. U.S. Trust has not informed us whether it intends to tender any or all of such Shares.
      Procedures for Participants in the Wayne Bancorp and Affiliates, Inc. 401(k) and Profit Sharing Plan. A participant in the Wayne Bancorp 401(k) Plan should not take any action with respect to Shares held through the Wayne Bancorp 401(k) Plan. U.S. Trust, the independent trustee of the Wayne Bancorp 401(k) Plan, has the sole discretion to determine whether to tender the Shares held in the Wayne Bancorp 401(k) Plan. U.S. Trust has not informed us whether it intends to tender any or all of such Shares.
      Restricted Shares. Stockholders to whom “restricted” Shares have been issued under our equity compensation plans will not be able to tender such Shares unless the restrictions on transfer of such Shares (imposed by the terms of the applicable equity incentive plans or by the terms of the award agreement relating to such Shares) have expired. If a stockholder holds certificates representing such Shares on which the restrictions have expired, the participant may tender some or all of such Shares in accordance with procedures for tendering shares described above.
      National City Stock Options. We are not offering, as part of the Offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the Offer may exercise their stock options and purchase Shares, and then tender the Shares under the Offer, provided that any exercise of a stock option and tender of Shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise or conversion and tendered in the Offer are not purchased in the Offer for any reason.
      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not, and none of the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to, give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.
      Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the “shares or equivalent securities at least equal to the shares being tendered” and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and conditions of the Offer.
      U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.
      To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to stockholders for Shares purchased pursuant to the Offer, each stockholder that is a United States Holder and does not otherwise establish an exemption from the backup withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.
      Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-

United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.
      A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.
      Non-United States Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
      Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should promptly notify the Depositary by checking the box immediately following the box entitled “Description of Shares Tendered” in the Letter of Transmittal and indicating the number of Shares so lost, destroyed or stolen, in accordance with Instruction 15 of the Letter of Transmittal. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificates evidencing the lost, destroyed or stolen shares. Stockholders are requested to notify the Depositary immediately in order to permit timely processing of this documentation.
      Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights
      Unless the Offer is extended, Shares tendered in the Offer may be withdrawn at any time on or before Midnight, Wednesday February 28, 2007, except that participants in the Harbor ESOP, Fidelity Federal ESOP and Fidelity Federal 401(k) Plan must withdraw Shares held in those plans on or before Midnight, February 23, 2007. Unless already accepted for payment by us in the Offer, all tendered Shares may also be withdrawn at any time after Midnight, New York City time, Monday, March 26, 2007. In the event of any modification of the terms of the Offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.
      Participants in the Harbor ESOP, Fidelity Federal ESOP or Fidelity Federal 401(k) Plan who wish to withdraw their Shares must follow the instructions in the “Letter to Participants in the Harbor Federal Savings Bank Employee Stock Ownership Plan”, the “Letter to Participants in the Fidelity Federal Bank and Trust Employee Stock Ownership Plan” and the “Letter to Participants in the Savings Plan for Federal Savings Bank and Trust”, respectively, which have been furnished separately.
      For a withdrawal to be effective, a notice of withdrawal specifying (i) the name of the tendering stockholder, (ii) the number of Shares to be withdrawn and (iii) the name of the registered holder of the Shares (if different from that of the person who tendered the Shares) must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the Notice of Withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered in accordance with the procedure for book-entry transfers described in Section 3, the Notice of Withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book- Entry Transfer Facility’s procedures. In the event a stockholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable.
      All questions as to the form and validity, including the time of receipt, of any Notice of Withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will any of them incur liability for failure to give such notice.
      Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered on or before the Expiration Date by again following one of the procedures described in Section 3.
      If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.
      Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase Of Shares And Payment Of Purchase Price
      Promptly following the Expiration Date, we (1) will determine which stockholders tendered Shares at or below the Purchase Price selected by us, and (2) will accept for payment and pay for (and thereby purchase) up to 75,000,000 Shares (or such greater number of Shares as we elect to purchase in accordance with applicable SEC rules) which are properly tendered at prices at or below the Purchase Price determined by us and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.
      We will accept for payment and pay the per Share Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares, or of a timely Book-Entry Confirmation of Shares into the Depositary’s account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, or the specific acknowledgement, in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.
      We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
      In the event of proration, we will determine the Proration Factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all

Shares tendered at prices in excess of the Purchase Price determined by us and Shares not purchased due to proration or conditional tenders will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. We will not pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.
      We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased in the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.
      Any tendering United States Holder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee in the Offer. See Section 3. Also see Section 3 if you are a tendering Non-United States Holder for U.S. federal income tax withholding considerations relevant to you.

6.	Conditional Tender Of Shares
      Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, we may prorate the number of Shares purchased in the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of Shares from the stockholder in the Offer in such a manner that it will be treated as a sale of such Shares by the stockholder, rather than the payment of a dividend to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Each stockholder is urged to consult with his or her own tax advisor. Notwithstanding the foregoing, stockholders in the Fidelity Federal 401(k) Plan are not permitted to conditionally tender Shares.
      If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, or for participants in the Harbor ESOP and the Fidelity Federal ESOP, in the appropriate Instruction Form. In this box in the Letter of Transmittal and the Notice of Guaranteed Delivery or the applicable Instruction Form, you must calculate and appropriately indicate the minimum number of Shares that must be purchased from you if any are to be purchased. After the Offer expires, if more than 75,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date, unless chosen by lot for reinstatement as discussed in the next paragraph.
      After giving effect to these withdrawals, we will accept the remaining Shares properly and unconditionally tendered on a pro rata basis, if necessary. If we are able to purchase all of the remaining unconditionally tendered Shares and the number of Shares that we would purchase would be below 75,000,000, then, to the extent feasible, we will select enough of the conditional tenders (including those that would otherwise have been deemed withdrawn pursuant to the immediately preceding paragraph, if such stockholders conditionally tendered all of their Shares) to permit us to purchase 75,000,000 Shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their Shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7.	Conditions Of The Offer
      Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to the rules under the Exchange Act, if at any time on or after January 26, 2007 and on or before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment:

•	there is pending, or has been threatened or instituted, or we have received notice of, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the Shares in the Offer or otherwise relates in any manner to the Offer; or

(b) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries’ business or materially impair the contemplated benefits of the Offer to us;

•	there has been any action threatened, instituted, pending, proposed or taken, including any settlement, or any approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, applicable or deemed to be applicable to the Offer or to us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

(a) make the acceptance for payment of, or payment for, some or all of the Shares illegal, or otherwise restrict or prohibit consummation of the Offer;

(b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares;

(c) materially impair the contemplated benefits of the Offer to us; or

(d) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries’ business;

•	there has occurred any of the following:

(a) any general suspension of trading in, or limitation on prices for, securities in any U.S. national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(c) the commencement or escalation of a war, armed hostilities or other international or national calamity, including an act or acts of terrorism, directly or indirectly involving the United States;

(d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular or any other event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

(e) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the U.S., or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

(f) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our Shares (other than the Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

(a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 25, 2007); or

(b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 25, 2007 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our Shares or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors;

•	any change or changes have occurred or are threatened in our or our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations, prospects or stock ownership that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or the benefits of the Offer to us; or

•	the consummation of the Offer and the purchase of the Shares may cause our common stock to be delisted from the NYSE, to be eligible for deregistration under the Exchange Act or to be held of record by fewer than 300 persons.
      The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time up to the Expiration Date in our reasonable discretion, except for those conditions dependent upon compliance with applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time up to the Expiration Date in our reasonable discretion. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range Of Shares; Dividends
      Our common stock is listed for trading on the NYSE under the symbol “NCC.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and dividends declared.

			Cash
			Dividend
	High	Low	Declared

FISCAL Year Ended December 31, 2004
First quarter	$37.10	$32.14	$0.32
Second quarter	$36.10	$32.60	$0.32
Third quarter	$39.35	$34.35	$0.35
Fourth quarter	$39.66	$36.07	$0.35
FISCAL Year Ended December 31, 2005
First quarter	$37.75	$32.85	$0.35
Second quarter	$35.30	$32.08	$0.35
Third quarter	$37.85	$33.37	$0.37
Fourth quarter	$35.04	$29.75	$0.37
FISCAL Year Ended December 31, 2006
First quarter	$36.25	$33.26	$0.37
Second quarter	$38.04	$34.38	$0.37
Third quarter	$37.42	$34.50	$0.39
Fourth quarter	$37.47	$35.29	$0.39
FISCAL YEAR ENDING DECEMBER 31, 2007
First quarter (through January 24, 2007)	$36.76	$35.49	$0.39
      On January 24, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE was $36.76. We urge stockholders to obtain current market quotations for the Shares.

9.	Source And Amount Of Funds
      Assuming that the maximum 75,000,000 Shares are tendered in the Offer at a price between $35.00 and $38.75 per Share, the aggregate purchase price will range from approximately $2,625,000,000 to $2,906,250,000. We anticipate that we will pay for the Shares tendered in the Offer, as well as pay related fees and expenses, from our cash on hand and short-term investments. We have no alternative financing arrangements or plans in the event we do not have adequate cash on hand and short-term investments to purchase tendered Shares.

10.	Certain Information Concerning Us
      General. National City is one of the nation’s largest financial holding companies. The Company has $140 billion in assets and is headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Florida, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. Operations are primarily conducted through more than 1,300 branch banking offices located within National City’s eight-state footprint and over 450 retail and wholesale mortgage offices located throughout the United States.
      The Company was incorporated in Delaware in 1972. National City’s principal executive offices are located at 1900 East Ninth Street, Cleveland, Ohio 44114-3484, and its telephone number is (216) 222-2000.

      Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.
      Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	Current Reports on Form 8-K, as filed on October 17, 2006 (as amended by Form 8-K/ A filed November 14, 2006), October 18, 2006, October 23, 2006, October 24, 2006, October 27, 2006, November 9, 2006, December 1, 2006, December 4, 2006, December 14, 2006, December 20, 2006, January 3, 2007, January 8, 2007, January 23, 2007 and January 25, 2007.
      We hereby incorporate by reference the above documents. Additionally, we may, at our discretion, incorporate by reference into this Offer to Purchase documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase by filing an amendment to the Schedule TO for such purpose. Nothing in this Offer to Purchase shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 and 7.01 of Form 8-K.
      You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 1900 East Ninth Street, Cleveland, Ohio 44114-3484, Attention: David L. Zoeller, telephone number (216) 222-2000. Please be sure to include your complete name and address in your request.

11.	Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares
      Beneficial Ownership. As of December 31, 2006, we had 632,381,603 issued and outstanding Shares and 43,014,406 Shares reserved for issuance upon exercise of all outstanding stock options. The 75,000,000 Shares that we are offering to purchase in the Offer represent approximately 12% of the Shares outstanding on December 31, 2006.
      As of January 16, 2007, our directors and executive officers as a group (29 persons) beneficially owned 13,076,780 Shares (including 6,224,959 Shares issuable upon exercise of options which are or will become exercisable within 60 days of January 16, 2007), or approximately 2.1% of the total outstanding Shares of our common stock on that date. Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. The following table sets forth, as to each director or executive officer (i) the number of Shares and percentage beneficially owned as of January 16, 2007 (including Shares issuable upon exercise of stock options); and (ii) assuming our purchase of 75,000,000 Shares in the Offer, the number of Shares being retained and the percentage which such Shares would represent of the resulting outstanding Shares.

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT

			Number and
			Percentage of	Number and Percentage
		Number of	Shares of	of Common Stock
	Actual Number of	Shares	Common Stock	Beneficially Owned
	Shares of	Exercisable	Beneficially Owned	Assuming Purchase of
	Common Stock	within 60 Days	As of	75,000,000
Name of Beneficial Owner	Beneficially Owned	(March 16, 2007)	January 16, 2007(1)	Shares in the Offer

Jon E. Barfield	22,530	0	22,530*	22,530*
James R. Bell III	205,548	399,096	604,644*	604,644*
James S. Broadhurst	29,725	0	29,725*	29,725*
Christopher M. Connor	9,165	0	9,165*	9,165*
Jon M. Couture	20,969	6,875	27,844*	27,844*
Robert B. Crowl	13,160	37,562	50,722*	50,722*
David A. Daberko	1,045,817	2,293,438	3,339,255*	3,339,255*
Daniel J. Frate	75,397	433,750	509,147*	509,147*
Paul D. Geraghty	31,541	83,722	115,263*	115,263*
Jon L. Gorney	241,845	418,604	660,449*	660,449*
James P. Gulick	49,434	131,824	181,258*	181,258*
Bernadine P. Healy, M.D.	18,958	0	18,958*	18,958*
Jeffrey D. Kelly	331,056	425,589	756,645*	756,645*
Clark H. Khayat	12,098	11,000	23,098*	23,098*
Timothy J. Lathe	106,134	224,295	330,429*	330,429*
S. Craig Lindner	3,443,405	0	3,443,405*	3,443,405*
Michael B. McCallister	2,450	0	2,450*	2,450*
Paul A. Ormond	21,125	0	21,125*	21,125*
Ted M. Parker	81,004	147,191	228,195*	228,195*
Peter E. Raskind	287,115	379,655	666,770*	666,770*
Philip L. Rice	122,991	274,455	397,446*	397,446*
Thomas A. Richlovsky	100,717	153,731	254,448*	254,448*
Shelley J. Seifert	93,776	228,657	322,433*	322,433*
Gerald L. Shaheen	8,989	0	8,989*	8,989*
Stephen A. Stitle	176,827	269,874	446,701*	446,701*
Jeffrey J. Tengel	36,737	65,829	102,566*	102,566*
Jerry Sue Thornton, Ph.D.	9,435	0	9,435*	9,435*
Morry Weiss	27,877	0	27,877*	27,877*
David L. Zoeller	225,996	239,812	465,808*	465,808*
All Directors and Executive Officer of National City as a Group (29 persons)	6,851,821	6,224,959	13,076,780 (2.1)%	13,076,780 (2.3)%

*	The percent of our common stock beneficially owned is less than 1%.
      If we purchase 75,000,000 Shares and if our directors and executive officers do not tender any Shares, the percentage ownership of Shares beneficially held by our directors and executive officers (based on ownership as of January 17, 2007) will increase to approximately 2.3% of our outstanding common stock. The address for each of our directors and executive officers is 1900 East Ninth Street, Cleveland, Ohio 44114-3484, telephone number (216) 222-2000.

      Certain Transactions. Based on our records and on information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors, executive officers or controlling persons, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 60 days prior to January 26, 2007, except that (i) James R. Bell III made a gift of 2,578 Shares to a charitable organization on December 14, 2006; (ii) Shelley J. Seifert made a gift of 2,500 Shares to a charitable organization on December 14, 2006; (iii) David L. Zoeller exercised an option to purchase 3,224 Shares on December 15, 2006 and paid the $31.00 per Share exercise price by tendering 2,729 Shares at the market price of $36.61 per Share; (iv) Daniel J. Frate relinquished 7,866 Shares at the market price of $36.48 per Share in connection with the payment of withholding taxes upon the lapse of restrictions on previously restricted Shares on December 18, 2006; and (v) Ted M. Parker made a gift of 288 Shares to a charitable organization on December 28, 2006. Additionally, on December 1, 2006, we completed our acquisition of Harbor Florida Bancshares, Inc., the holding company for Harbor Federal Savings Bank (“Harbor Florida”). Under the terms of the merger, we delivered to shareholders of Fidelity Bankshares 29,457,542 Shares as consideration in the merger. On January 5, 2007, we completed our acquisition of Fidelity Bankshares, Inc., the holding company for Fidelity Federal Bank and Trust (“Fidelity Bankshares”). Under the terms of the merger, we delivered to shareholders of Fidelity Bankshares 14,065,467 Shares as partial consideration in the merger.
      Other Agreements Involving the Company’s Securities. Except for (i) outstanding options or other awards pursuant to the Company’s equity benefits plans to purchase Shares granted to certain employees, including executive officers, as further described in Note 22 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2005 or in our latest proxy statement, and (ii) outstanding notes, bank debt and related loan agreements, credit facilities, indentures and similar agreements as further described in Notes 15 and 16 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and except as otherwise described herein, neither the Company nor any affiliate nor, to the Company’s knowledge, any of the Company’s executive officers or directors, nor associate of the foregoing persons, is a party to any agreement, arrangement, understanding or relationship with the Company or any other person relating, directly or indirectly, to any of the Company’s securities.
      For more information regarding the terms our equity incentive plans and certain other agreements, we refer you to entire text of the documents filed as Exhibits (d)(1) through (d)(76) to the Schedule TO filed by the Company on January 26, 2007, as the same may be amended from time to time, which are incorporated herein by reference.

12.	Certain Legal Matters; Regulatory Approvals
      We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 7.
      The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extender credit to their customers using such shares as collateral. We believe that, following the purchase of Shares in the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

13.	Certain U.S. Federal Income Tax Consequences
      The following discussion is a summary of certain U.S. federal income tax consequences to our stockholders of an exchange of Shares for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.
      This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, expatriates, partnerships or other pass-through entities, persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary deals only with stockholders that hold their Shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 Code and does not deal with stockholders who received their Shares through the exercise of employee stock options or otherwise as compensation.
      If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.
      For purposes of this discussion, a “United States Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
      As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder.
      Each stockholder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the Offer.
      Consequences to United States Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. A United States Holder that participates in the Offer will be treated, depending on such United States Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company.

      Sale or Exchange Treatment. A United States Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.
      In determining whether any of these tests have been met, a United States Holder must take into account not only the Shares that the stockholder actually owns, but also the Shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as Shares the stockholder has an option to purchase.
      One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of Shares for cash to be treated as a sale or exchange by that stockholder for federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their own tax advisors to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
      Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in the Company if either (1) all of the Shares actually and constructively owned by the stockholder are exchanged pursuant to the Offer or (2) all of the Shares actually owned by the stockholder are exchanged pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be “substantially disproportionate” if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all Shares purchased in the Offer from the particular stockholder and all other stockholders).
      A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in the Company. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their own tax advisors as to the application of this test to their particular circumstances.
      Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.
      In consulting with their tax advisors, stockholders should consider the advisability of conditioning the purchase of their tendered Shares upon our purchase of all or a sufficient number of Shares actually or constructively owned by such holder if necessary to produce the desired tax treatment.
      If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the Shares that were sold exceeds one year as of the date we are treated as purchasing the Shares in the Offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of Shares (generally, shares that the shareholder acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.
      Dividend Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s Shares and will be treated as ordinary dividend income to the United States Holder to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the Offer. Any amount of the distribution remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the Shares for more than one year as of the date we are treated as purchasing the Shares in the Offer for U.S. federal income tax consequences. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Shares.
      Consequences to Non-United States Holders. Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our Shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our Shares. Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held Shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges Shares pursuant to the Offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our Shares are exchanged for cash pursuant to the Offer.
      If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain from the sale of Shares will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders.”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-United States Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.
      See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.
      United States Federal Income Tax Backup Withholding. See Section 3 with respect to the U.S. federal income tax backup withholding requirements.
      U.S. Federal Income Tax Considerations for Holders of Shares through the National City SIP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the Harbor ESOP and the Wayne Bancorp 401(k) Plan
      Each of the National City SIP, the Fidelity Federal 401(k) Plan, the Fidelity Federal ESOP, the Harbor ESOP and the Wayne Bancorp 401(k) Plan is a tax exempt trust and, therefore, no income, gain or loss will be recognized by a participant upon the tender or sale of Shares credited to his or her account under each such plan. However, participants in these plans who instruct Standard to tender and sell equivalent Shares held through these plans may be giving up special tax consequences applicable to employer securities upon distribution of such Shares from these plans. Please refer to the Letter to Participants in these plans together with this Offer to Purchase for a description of these tax consequences.
      The tax discussion set forth above is included for general information only. You are urged to consult with your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

14.	Extension Of The Offer; Termination; Amendment
      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofor accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(3) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.
      If:

(a) we increase or decrease the price to be paid for Shares, materially increase the Dealer Manager’s fee or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2.0% of the outstanding Shares of our common stock, and

(b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of a period of 10 business days from the date of notice of the increase or decrease. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

15.	Fees And Expenses
      We have retained Lehman Brothers Inc. to act as the Dealer Manager in connection with the Offer. Lehman Brothers Inc. will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Lehman Brothers Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel and to indemnify Lehman Brothers Inc. against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
      We have retained Georgeson Inc. to act as the Information Agent and National City Bank to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
      We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

16.	Miscellaneous
      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.
      Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.
      Tendering stockholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering stockholders with information or to make any representation on behalf of us in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering stockholders should not rely on that information or representation as having been authorized by us or the Dealer Manager.
National City Corporation
January 26, 2007

(BACKGROUND GRAPHIC)

      Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary.
The Depositary for the Offer is:
NATIONAL CITY BANK

By Mail:	By Courier:	By Hand:
P.O. Box 859208 Braintree, MA 02185-9208	161 Bay State Drive Braintree, MA 02184	Corporate Trust Operations Locator 5352 Third Floor — North Annex 4100 West 150(th) Street Cleveland, Ohio 44135
By Facsimile Transmission:
(781) 380-3388
      Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call (212) 440-9800
All others call Toll-Free (888) 264-7052
The Dealer Manager for the Offer is:
Lehman Brothers Inc.
745 Seventh Avenue
2nd Floor
New York, New York 10019
Attention: Corporate Services Desk
Telephone: (212) 526-7850
Toll-Free: (888) 610-5877